EXHIBIT 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A-1 PREFERRED STOCK

AND

SERIES B PREFERRED STOCK

OF

INTERLEUKIN GENETICS, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Interleukin Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 5,000,000 shares of preferred stock as Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”) and 500,000 shares of preferred stock as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and established the powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designations, Preferences, and Rights of Series A-1 Preferred Stock and Series B Preferred Stock of the Corporation, which was filed in the Office of the Secretary of State of the State of Delaware on June 29, 2012 and is in full force and effect on the date hereof.

SECOND: In accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on May 30, 2013, duly adopted the following resolutions authorizing the elimination of said Series A-1 Preferred Stock and Series B Preferred Stock:

RESOLVED, that no shares of the Corporation’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), or of the Corporation’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), are currently outstanding and no shares of Series A-1 Preferred Stock or Series B Preferred Stock will be issued subject to the Certificate of Designations, Preferences, and Rights of Series A-1 Preferred Stock and Series B Preferred Stock previously filed with respect to the Series A-1 Preferred Stock and Series B Preferred Stock on June 29, 2012; and

RESOLVED FURTHER, that the officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series A-1 Preferred Stock and Series B Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Corporation’s Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations, Preferences, and Rights of Series A Preferred Stock and Series B Preferred Stock with respect to the Series A-1 Preferred Stock and Series B Preferred Stock and returning such shares to the status of authorized and unissued shares of the preferred stock of the Corporation, without designation as to series.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Series A-1 Preferred Stock and Series B Preferred Stock, and the shares that were designated to each such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 30th day of May, 2013.

INTERLEUKIN GENETICS, INC.
By:	/s/ Eliot Lurier
Name:	Eliot Lurier
Title:	Chief Financial Officer